Exhibit 10.2

January 13, 2017

xG Technology, Inc.

240 S. Pineapple Avenue

Suite 701

Sarasota FL 34236

Attn: Roger Branton, CFO

Re: Acquisition and Settlement of IMT Obligation (the “Obligation”)

Ladies and Gentlemen:

Reference is made to the Obligation issued to Integrated Microwave Technology LLC identified above, the transaction documents of which are attached hereto as Exhibit A (the “Transaction Documents”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Transaction Documents.

Following our various discussions over the past week, including yesterday’s discussion, this will confirm that we have agreed to the following:

Given IMT/SkyView’s desire to be paid in full as provided by that certain Asset Purchase Modification Agreement dated April 16, 2016 (the “Modification Agreement”), and in full settlement of that agreement MEF I LP and DiamondRock LLC (the “Investors”) have paid a total of $1,038,194.56 to IMT/SkyView in an assignment of all their rights and obligations under the Modification Agreement. In an effort to assist the Company in its efforts to concentrate on running the business and integrating the IMT assets and new Vislink assets, the Investors have proposed and the Company has agreed to waive all existing penalties, guarantees, defaults and under premiums consistent with the term sheet dated January 10, 2017, and attached hereto as Exhibit B, which is considered an integral component of this settlement agreement. In full settlement and satisfaction of the Company’s obligations under the Obligation, which the parties agree is valued at $1,038,194.56, we have agreed that the Company shall, consistent with the original transaction documents, issue to the Investors shares of Series D Preferred previously issued or available for issue to IMT equal to $ 1,350,095.25 on the same terms and conditions previously available to IMT.

This letter agreement relates only to the Obligation that was acquired from IMT on January 13, 2017, and not to any other funding or security that may be owned by the Investors.

[Signatures follow on next page]

If the foregoing is correct, please acknowledge where provided below.

Very truly yours,

MEF I, LP		xG TECHNOLOGY, INC.

By:	/s/ Marc Manuel	By:	/s/ Roger Branton

Its:	Chief Investment Officer	Its:	Chief Financial Officer

DIAMONDROCK LLC

By:	/s/ Neil Rock

Its:	Managing Member

Purchase of IMT Obligations

On the terms and subject to the conditions set forth below, MEF I, L.P. will commit to the purchase of $1,044,995.52 of IMT Obligations in xG Technology, Inc. on the principal terms set forth below. Except for the Binding Section and the sections mentioned within the Binding Section, this letter is subject to the parties entering into formal agreements setting forth their respective right and obligations. Such agreements will contain customary representations, warranties and indemnifications. The material terms of the IMT Obligations Purchase are set forth below:

Company:	xG Technology, Inc. (the “Company” or “Issuer”)

Investor:	MEF I, L.P. (the “Investor” or “Holder”)

Debtholder:	Integrated Microwave Technologies, LLC (“IMT”)

Funding:	The Investor shall purchase the obligations from IMT on the date of execution of definitive documents (the “Execution Date”) for $1,044,995.52. In exchange, the Investor shall take over and assume all rights and obligations owed to IMT pursuant to the IMT Obligations.

Term Extension:	The Investor shall agree to extend the term of the Obligation until July 15, 2017.
New Obligation:	In exchange for purchasing the IMT Obligation the Investor shall receive a New Obligation in the amount of $1,358,939.

Accrued Interest:	The Obligation shall carry an Interest rate of 9%, which shall be guaranteed for a period of 12 months.

Closing Condition:	Nasdaq shall sign off on the deal, affirming the Investor will be covered under the 20% previously voted upon.

Warrants:	None

40 Wall Street | New York, NY | 10005

p. 347.491.4240 | f. 646.737.9948

Share Reserve Calculation:	TBD

Release of Personal Guaranty:	The Investor shall agree to release the Company from the Personal Guaranty obligation, as described in the IMT Obligations.

Legal Fees:	The Company shall pay all Legal Fees.

Release of Personal Guaranty:	The Investor shall agree to release the Company from the Personal Guaranty obligation, as described in the IMT Obligations.

Right of Participation:	The Investor shall have the Right of Participation in all financing transactions for up to 1 year from the Execution Date. Such Right shall not exceed 25% of such financing transaction.

Exclusivity:	So long the IMT Obligations are outstanding the Company shall not enter into any variable, reset or otherwise adjustable transactions.

Confidentiality:	The existence of this term sheet and the individual terms and conditions are of a confidential nature and shall not be disclosed to anyone, except to the Company, the Investor and their respective legal advisors.

Binding Effect:	The provisions of this term sheet relating to Right of Participation, Confidentiality, Exclusivity, Legal Fees and Binding Effect shall be binding obligations of the parties hereto. All other provisions of this term sheet shall not be binding in any respect on the parties hereto and are subject to the parties entering into definitive and binding agreements setting forth their respective rights and obligations. This term sheet is intended for discussion purposes only and is not an offer for the purchase or sale of the Company’s securities.

40 Wall Street | New York, NY | 10005

p. 347.491.4240 | f. 646.737.9948

If the terms and conditions contained herein are satisfactory, please sign as indicated below. We appreciate this opportunity to work with you. We look forward to an expeditious and successful closing of this transaction.

Sincerely,

MEF I, L.P.

		By:	/s/ Marc Manuel
Name: Marc Manuel Position: M.D./C.I.O.

AGREED TO AND ACCEPTED:

xG Technology, Inc.

By:	/s/ Roger Branton
Name: Roger Branton Position: CFO

Dated: January 10, 2017

40 Wall Street | New York, NY | 10005

p. 347.491.4240 | f. 646.737.9948